EXHIBIT 99.1
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Evelyn Mitchell
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José S. Suquet Appointed to the Regions Financial Corp. Board of Directors

BIRMINGHAM, Ala. - Jan. 5, 2017 - Regions Financial Corp. (NYSE:RF) today announced that José S. Suquet has been appointed to the company’s Board of Directors, effective immediately. Mr. Suquet will serve on the Risk Committee and the Compensation Committee of the Regions Board of Directors.

Mr. Suquet is Chairman, President and CEO of Pan-American Life Insurance Group, a leading provider of insurance and financial services throughout the Americas. The Group’s flagship member is New Orleans-based Pan-American Life Insurance Company.

“I’m pleased to welcome a leader of José’s caliber to the Regions Board of Directors,” said Grayson Hall, Chairman, President and CEO of Regions Financial. “With more than 35 years of experience in the insurance and financial services industry, he brings a strong background in enterprise risk management and a commitment to innovation and operational excellence that will benefit customers, communities and shareholders.”

Prior to joining Pan-American Life Insurance Group, Mr. Suquet held senior management posts in the insurance industry for more than three decades, including serving as Senior Executive Vice President and Chief Distribution Officer of AXA Financial. Mr. Suquet is a member of The American Council of Life Insurers’ Board of Directors and serves on the board of the Ochsner Health System. Previously he was a member of the Board of Directors of the Federal Reserve Bank of Atlanta where he served as Chairman of the Retail Payments Office Oversight Committee. He also previously served on the Board of Directors for the Federal Reserve Bank of Atlanta, New Orleans Branch. Mr. Suquet was born in Cuba and graduated from Fordham University (New York) with a Bachelor of Science and holds an M.B.A. from the University of Miami.

Regions is committed to serving the long-term interests of shareholders by maintaining strong governance principles and cultivating an experienced and engaged Board of Directors with diverse skills and attributes. The Board has adopted comprehensive Corporate Governance Principles to guide its oversight and independent governance. The Corporate Governance Principles affirm that the Board will seek members from diverse professional backgrounds, who combine a broad spectrum of experience and expertise with a reputation for integrity, to ensure that the Board maintains an appropriate mix of skills and characteristics to meet the needs of the Company.

With the addition of Mr. Suquet, Regions’ 14-member board consists of 13 independent outside directors.

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About Regions Financial Corporation
Regions Financial Corporation (NYSE:RF), with $125 billion in assets, is a member of the S&P 500 Index and is one of the nation’s largest full-service providers of consumer and commercial banking, wealth management, mortgage, and insurance products and services. Regions serves customers across the South, Midwest and Texas, and through its subsidiary, Regions Bank, operates approximately 1,600 banking offices and 2,000 ATMs. Additional information about Regions and its full line of products and services can be found at www.regions.com.

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